Exhibit 8.1
September 20, 2010
Campus Crest Communities, Inc.
2100 Rexford Road
Suite 414
Charlotte, NC 28211
Ladies and Gentlemen:
     We have acted as special tax counsel to Campus Crest Communities, Inc., a Maryland corporation (the “Company”), which filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2010, a registration statement on Form S-11 (Registration No. 333-166834), as amended through the date hereof, (the “Registration Statement”), with respect to the offer and sale (the “Offering”) of 28,333,333 shares of common stock, par value $0.01 per share, of the Company, and up to 4,250,000 additional shares of common stock, par value $0.01 per share, of the Company to cover overallotments (collectively, the “Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation and information provided by the Company to us as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, the Company has provided to us a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), relating to, among other things, the proposed operations of the Company. For purposes of our opinion, we have relied on the Officer’s Certificate only to the extent of the factual statements and representations set forth therein. We have not verified independently all of the facts and representations set forth in the Officer’s Certificate, the Registration Statement, or in any other document. We have assumed and relied on the Company’s representation that the information in the Officer’s Certificate, the Registration Statement, and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to the Offering and our opinion. We have assumed that the statements and representations as to issues of fact are true without regard to any qualification as to knowledge and belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements and representations. We are not aware of any facts inconsistent with such statements and representations. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate could affect our conclusions set forth herein.
     In our review of certain documents in connection with our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Campus Crest Communities, Inc.

September 20, 2010
     Our opinion also is based on the correctness of the following assumptions: (i) the Company will elect to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), with the filing of its 2010 federal income tax return; (ii) the Company and each entity in which the Company owns a beneficial interest has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents; (iii) there will be no changes in the applicable laws of the State of Maryland or of any other jurisdiction under the laws of which any of the entities in which the Company owns a beneficial interest have been formed; and (iv) each of the written agreements to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms.
     In rendering our opinion, we have considered and relied upon the Code, the regulations promulgated thereunder (“Regulations”), administrative rulings and judicial interpretations of the Code and the Regulations and administrative interpretations of the Code and Regulations by the Internal Revenue Service (the “Service”), all as they exist at the date hereof. The Code, Regulations, judicial decisions, and administrative interpretations are subject to change and, in some circumstances, with retroactive effect. A material change after the date hereof in any of the foregoing bases for our opinion could affect our opinion. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue. We can provide no assurance that the Service will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the Service.
     Based on the foregoing, we are of the opinion that:
     1. Commencing with the Company’s initial tax year ending on December 31, 2010, the Company will be organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. The Company’s qualification as a REIT for federal income tax purposes depends upon its continuing ability to meet certain requirements relating to the sources of its income, the nature of its assets, distributions made to shareholders, the ownership if its stock and other qualification requirements provided in the Code. We cannot provide assurance that the actual results of the Company’s operation will satisfy the requirements for taxation as a REIT for federal income tax purposes.
     2. Although the discussion set forth in the Registration Statement under the heading “Federal Income Tax Considerations” does not purport to discuss all federal income tax considerations relating to the Company’s qualification as a REIT for federal income tax purposes and the Company’s operations or the federal income tax considerations relating to the ownership and disposition of the Common Stock, such discussion, constitutes, in all material respects, a fair and accurate summary under current law of the material federal income tax considerations relating to the Company’s qualification as a REIT for federal income tax purposes, the

Campus Crest Communities, Inc.

September 20, 2010
Company’s operations and the ownership and disposition of the Common Stock, subject to the qualifications set forth therein.
     We express no opinion on any issue relating to the Company or any investment therein, other than as expressly stated above.
     This opinion has been prepared for you in connection with the Offering. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Bradley Arant Boult Cummings LLP under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby agree that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
Sincerely,
/s/ Bradley Arant Boult Cummings LLP